EXHIBIT 99.1

News Release

Connecticut Water Service, Inc. Completes Acquisition

of the Biddeford and Saco Water Company

Clinton, Connecticut, December 10, 2012 — Connecticut Water Service, Inc. (NASDAQ: CTWS) (the “Company” or “Connecticut Water”) announced today that it has completed the acquisition of the Biddeford and Saco Water Company (BSWC). Shareholders of BSWC exchanged their stock for CTWS stock in a transaction with an enterprise value of $19.8 million. BSWC serves nearly 15,500 customers, or a population of 50,000 people, in 4 communities in the state of Maine.

In less than 12 months, CTWS has grown its customer base by 35 percent through acquisitions in the state of Maine. In January 2012, CTWS acquired The Maine Water Company, formerly known as Aqua Maine, Inc., that serves 16,000 customers, or 48,000 people, across the state of Maine, and less than 12 months later it has acquired BSWC. Overall CTWS, through Maine Water and BSWC serves more than 31,000 customers, or a population of nearly 100,000 people, in Maine, and 90,000 customers, or 300,000 people, in Connecticut through The Connecticut Water Company.

According to Eric W. Thornburg, CTWS’s Chairman, President and Chief Executive Officer, Biddeford and Saco Water Company will benefit from being a part of New England’s fastest growing water utility company. He states, “CTWS has the financial resources to fund the infrastructure investments that are necessary to ensure that a reliable supply of high-quality water is delivered to customers in Biddeford, Saco, Old Orchard Beach and Scarborough. Prior to today’s acquisition, BSWC did not have the financial strength to fund infrastructure investments at the same level as CTWS. The acquisition gives CTWS additional economies of scale and further enhances weather and regulatory diversity.”

Judy E. Wallingford, president of Maine Water will now lead BSWC as well. Ms. Wallingford stated, “We are excited to have Biddeford and Saco Water join the Maine Water family. The BSWC employees are being retained and customers will continue to be served by the employees at the Biddeford office. In addition, we look forward to working with customers and community leaders to prioritize infrastructure investment and protect water company lands along the Saco River.” She adds, “We are focused on leveraging the economies of scale in Maine and seeking opportunities to share staff, resources, systems and services between our Maine operations to provide the best, most cost effective service for customers.”

Mr. Thornburg thanked Jerry Mansfield, the retiring president of Biddeford and Saco Water Company, for his efforts that contributed to a smooth transition for customers and employees with the completion of this transaction less than five months after it was announced. CTWS and BSWC had announced on July 19, 2012, that the companies had reached an agreement for BSWC to merge into CTWS. The MPUC had approved the acquisition on November 7, 2012, and the closing was completed on December 10, 2012.

As called for under the previously announced agreement, the acquisition was executed through a stock-for-stock merger transaction valued at approximately $11.4 million. Holders of BSWC common stock receive shares of CTWS common stock in a tax-free exchange. In addition, Connecticut Water will assume approximately $8.4 million in debt of Biddeford and Saco Water Company. The transaction reflected a total enterprise value of approximately $19.8 million.

CTWS is one of the ten largest U.S.-based publicly-traded water utilities, and is listed on the NASDAQ Global Select Market under the ticker symbol CTWS.

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News media contact:

Daniel J. Meaney, APR

Director of Corporate Communications

(860) 664-6016

dmeaney@ctwater.com

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operations, financial position and long-term strategy. These forward-looking statements speak only as of the date of this release and are based on current information and expectations. These forward looking statements are also subject to risks and uncertainties, including our ability to successfully integrate BSWC’s operations, customers and employees and the other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.